Filed Pursuant to Rule 433

Issuer Free Writing Prospectus dated January 21, 2015

Relating to Preliminary Prospectus dated January 21, 2015

Registration No. 333-201374

This free writing prospectus relates only to the offering of common stock of Versartis, Inc. described below and should be read together with the preliminary prospectus included in the Registration Statement on Form S-1 (File No. 333-201374), as amended, relating to this offering.

This free writing prospectus summarizes updates and supplements to the preliminary prospectus dated January 21, 2015 (the “Preliminary Prospectus”) included in Amendment No. 2 to the Registration Statement. This free writing prospectus updates certain information in the Preliminary Prospectus to reflect the pricing terms of the offering and to reflect the agreement by certain of our affiliated stockholders to purchase an aggregate of approximately $7.3 million in shares of our common stock in the proposed offering. A copy of the Preliminary Prospectus can be accessed through the following link:

http://www.sec.gov/Archives/edgar/data/1513818/000119312515016020/d840451ds1a.htm

You should read the entire Preliminary Prospectus carefully, especially the “Risk Factors” section and the financial statements and related notes, together with this free writing prospectus, before deciding to invest in our common stock. Unless the context indicates otherwise, as used in this free writing prospectus, references to “Versartis,” “company,” “we,” “us,” and “our” refer to Versartis, Inc.

Issuer:	Versartis, Inc.

Symbol:	VSAR (NASDAQ)

Size (Pre-Greenshoe):	$74,999,998.50

Total Shares Offered by Issuer:	4,347,826 shares of common stock (100% Primary)

Greenshoe Shares Offered by Issuer:	652,173 shares of common stock (100% Primary)

Price to Public:	$17.25

Trade Date:	January 22, 2015

Closing Date:	January 27, 2015

CUSIP No:	92529L102

Underwriters:	Citigroup Global Markets Inc.
Credit Suisse Securities (USA) LLC
Cowen and Company, LLC

Canaccord Genuity Inc.
SunTrust Robinson Humphrey, Inc.

Potential participation in this offering:	Certain of our affiliated stockholders have agreed to purchase an aggregate of approximately $7.3 million in shares of our common stock in this offering at the price to public set forth above.

The issuer has filed a registration statement (including a preliminary prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates, which was declared effective by the SEC on January 21, 2015. Before you invest, you should read the preliminary prospectus in that registration statement for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, you may request a copy of the preliminary prospectus from Citigroup Global Markets Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, or by email at prospectus@citi.com, or by calling (800) 831-9146, Credit Suisse Securities (USA) LLC, Attention: Prospectus Department, One Madison Avenue, New York, New York 10010 or by calling (800) 221-1037 or from Cowen and Company, LLC, c/o Broadridge Financial Services, 1155 Long Island Avenue, Edgewood, New York 11717, Attn: Prospectus Department, or by calling 631-274-2806, or by faxing 631-254-7140.

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